Exhibit (d)(10)(L)

John Hancock VARIABLE INSURANCE trust

AMENDMENT TO SUBADVISORY AGREEMENT

Invesco Advisers, Inc.

AMENDMENT made as of this 20th day of July, 2012 to the Subadvisory Agreement dated January 28, 1999 (the “Agreement”), as amended, between John Hancock Investment Management Services, LLC, a Delaware limited partnership (the “Adviser”), and Invesco Advisers, Inc., (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.  CHANGE IN APPENDIX A

Section 3 of the Agreement, “Compensation of Subadviser,” is hereby amended to:

a. add the compensation of the International Opportunities Trust as noted in Appendix A.

2.  EFFECTIVE DATE

This Amendment shall become effective upon the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Variable Insurance Trust (the “Trust”), and (ii) execution of the Amendment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

John Hancock Investment Management Services, LLC

By:	/s/Andrew Arnott
Andrew Arnott
Executive Vice President

Invesco Advisers, Inc.

By:	/s/Gursh Kundan
Gursh Kundan

APPENDIX A

The Subadviser shall serve as investment subadviser for each Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the "Subadviser Fee"):

Portfolio	First $[ ] Of Aggregate Net Assets*		Next $[ ] Of Aggregate Net Assets*		Excess Over $[ ] Of Aggregate Net Assets*
International Opportunities Trust	[ ]	%	[ ]	%	[ ]	%

Portfolio	First $[ ] Of Aggregate Net Assets*		Next $[ ] Of Aggregate Net Assets*		Excess Over $[ ] Of Aggregate Net Assets*
International Growth Stock Trust	[ ]	%	[ ]	%	[ ]	%

Portfolio	First $[ ] Of Aggregate Net Assets*		Next $[ ] Of Aggregate Net Assets*		Next $[ ] Of Aggregate Net Assets*		Excess Over $[ ] Of Aggregate Net Assets*
Small Cap Opportunities Trust	[ ]	%	[ ]	%	[ ]	%	[ ]	%

Portfolio	First $[ ] Of Aggregate Net Assets*		Excess Over $[ ] Of Aggregate Net Assets*
Small Company Growth Trust	[ ]	%	[ ]	%#

#The Subadviser Fee for the Small Company Growth Trust is [ ]% on all net assets when the total net assets of the following funds managed by the Subadviser and any other John Hancock Trust and John Hancock Funds II funds that the Subadviser may manage in the future exceed $[ ]:

Small Company Growth Trust, a series of John Hancock Variable Insurance Trust

Small Company Growth Fund, a series of John Hancock Funds II

Small Cap Opportunities Trust, a series of John Hancock Variable Insurance Trust

Small Cap Opportunities Fund, a series of John Hancock Funds II

International Growth Stock Trust, a series of John Hancock Variable Insurance Trust

International Growth Stock Fund, a series of John Hancock Funds II

Value Trust, a series of John Hancock Variable Insurance Trust

Value Fund, a series of John Hancock Funds II

(collectively, the “Invesco Funds”)

Only net assets of an Invesco Fund managed by the Subadviser are included for purposes of determining whether the $[ ] threshold has been reached. If the Subadviser ceases to serve as subadviser for an Invesco Fund, that fund’s net assets will not be included for purposes of determining whether the $[ ] threshold as been reached.

Portfolio	First $[ ] of Aggregate Net Assets*		Next $[ ] of Aggregate Net Assets*		Excess Over $[ ] of Aggregate Net Assets*
Value Trust	[ ]	%	[ ]	%	[ ]	%

*The term Aggregate Net Assets includes the net assets of a Portfolio of the Trust managed by the Subadviser. It also includes with respect to each Portfolio the net assets of one or more other portfolios subadvised by the Subadviser as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Portfolio and each other portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

Trust Portfolio(s)	Other Portfolio(s)

International Opportunities Trust	International Opportunities Fund, a series of John Hancock Funds II

International Growth Stock Trust	International Growth Stock Fund, a series of John Hancock Funds II

Small Cap Opportunities Trust	The portion of the net assets of the Small Cap Opportunities Fund, a series of John Hancock Funds II, subadvised by the Subadviser

Small Company Growth Trust	Small Company Growth Fund, a series of John Hancock Funds II

Value Trust	Value Fund, a series of John Hancock Funds II

The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Subadviser Fee for each Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.